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                                                                EXHIBIT 4(u)

                                LOGO METLIFE(R)
                      METROPOLITAN LIFE INSURANCE COMPANY
               (A Mutual Company Incorporated in New York State)
               One Madison Avenue--New York, New York 10010-3690



                                  ENDORSEMENT


This Endorsement amends the annuity contract to which it is attached.

The $20 annual administrative fee will not apply for any contract year if the contract's Account Balance is $20,000 or more at the end of that contract year, or if any contributions were received by an automatic check or payroll deduction payment arrangement, approved by MetLife, during that contract year.



















/s/Louis J. Ragusa              /s/ Harry P. Kamen
Louis J. Ragusa                 Harry P. Kamen
Vice-President & Secretary      Chairman, President and Chief Executive Officer


R.S. 1206